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                                     Reserve
                                 Bancorp, Inc.


                                   Conversion

                                   Valuation

                                   Appraisal



           Date Issued:                            December 14, 2001

           Date of Market Prices:                  December 12, 2002


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

                                Table of Contents
                              Reserve Bancorp, Inc.
                            Pittsburgh, Pennsylvania


Introduction                                                                1
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1.  Overview and Financial Analysis                                         3
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   GENERAL OVERVIEW                                                         3
   HISTORY                                                                  4
   STRATEGIC DIRECTION                                                      4
   BALANCE SHEET TRENDS                                                     6
   LOAN PORTFOLIO                                                           8
   INVESTMENTS                                                             11
   INVESTMENTS AND MORTGAGE-BACKED SECURITIES                              12
   ASSET QUALITY                                                           13
   FUNDING COMPOSITION                                                     16
   ASSET/LIABILITY MANAGEMENT                                              18
   NET WORTH AND CAPITAL                                                   19
   INCOME AND EXPENSE TRENDS                                               20
   LEGAL PROCEEDINGS                                                       25
   SUBSIDIARY ACTIVITY                                                     25


2.  Market Area Analysis                                                   26
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   MARKET AREA DEMOGRAPHICS                                                26
   MARKET AREA DEPOSIT CHARACTERISTICS                                     28


3.  Comparisons With Publicly Traded Thrifts                               29
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   INTRODUCTION                                                            29
   SELECTION SCREENS                                                       29
   SELECTION CRITERIA                                                      30
   COMPARABLE GROUP PROFILES                                               32


4.  Market Value Determination                                             37
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   COMPARABLE GROUP ADJUSTMENTS                                            37
   BALANCE SHEET STRENGTH                                                  39
   ASSET QUALITY                                                           42
   EARNINGS QUALITY, PREDICTABILITY AND GROWTH                             43
   DIVIDENDS                                                               47
   LIQUIDITY OF THE ISSUE                                                  49

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

   RECENT REGULATORY MATTERS                                               51
   MARKET FOR SEASONED THRIFT STOCKS                                       52
   ACQUISITION MARKET                                                      58
   ADJUSTMENTS TO VALUE IN RELATION TO THE COMPARABLE GROUP                60


5.    Other Factors                                                        61
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   MANAGEMENT                                                              61
   MARKET AREA                                                             62
   INTEREST RATE RISK                                                      63
   OFFERING SIZE                                                           64
   STATE                                                                   65
   SUBSCRIPTION INTEREST                                                   66


6.  Valuation                                                              70
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   FULL OFFERING VALUE IN RELATION TO COMPARABLES                          71
   VALUATION CONCLUSION                                                    74

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
                                            List of Figures
                                          Reserve Bancorp, Inc.
                                        Pittsburgh, Pennsylvania

Figure 1 - Current Facilities List                                                             3
Figure 2 - Asset and Retained Earnings Chart                                                   6
Figure 3 - Key Balance Sheet Data                                                              7
Figure 4 - Key Ratios                                                                          7
Figure 5 - Net Loans Receivable Chart                                                          8
Figure 6 - Loan Mix as of September 30, 2001 Chart                                             9
Figure 7 - Loan Mix                                                                           10
Figure 8 - Securities Chart                                                                   11
Figure 9 - Investment Mix                                                                     12
Figure 10 - Asset Quality Chart                                                               13
Figure 11 - Non-Performing Loans                                                              14
Figure 12 - Allowance for Possible Loan and Lease Losses Chart                                15
Figure 13 - Deposit and Borrowing Trend Chart                                                 16
Figure 14 - Deposit Mix                                                                       17
Figure 15 - Net Portfolio Value                                                               18
Figure 16 - Capital analysis                                                                  19
Figure 17 - Net Income Chart                                                                  20
Figure 18 - Average Yields and Costs                                                          21
Figure 19 - Spread and Margin Chart                                                           22
Figure 20 - Income Statement Trends                                                           23
Figure 21 - Profitability Trend chart                                                         24
Figure 22 - Population Demographics                                                           26
Figure 23 - Household Characteristics                                                         27
Figure 24 - Mt. Troy Market Share                                                             28
Figure 25 - Comparable Group                                                                  30
Figure 26 - Key Financial Indicators                                                          35
Figure 27 - Key Balance Sheet Data                                                            39
Figure 28 - Balance Sheet Growth Data                                                         40
Figure 29 - Capital Data                                                                      41
Figure 30 - Asset Quality Table                                                               42
Figure 31 - Net Income Trend                                                                  44
Figure 32 - Return on Average Assets and Average Equity Trend                                 44
Figure 33 - Profitability Data                                                                45
Figure 34 - Income Statement Data                                                             46
Figure 35 - Dividend Data                                                                     47
Figure 36 - Market Capitalization Data                                                        49
Figure 37 - Pricing Multiples of Fully Converted Thrifts to Pink Sheet Thrifts                50
Figure 38 - SNL Thrift Index Chart                                                            52
Figure 39 - Historical SNL Index                                                              53
Figure 40 - Equity Indices                                                                    55
Figure 41 - Historical Market Indices                                                         56
Figure 42 - Historical Rates                                                                  57
Figure 43 - Deals for Last Twenty Quarters                                                    58
Figure 44 - Deal Multiples                                                                    59
Figure 45 - 2000 Pennsylvania Thrift Deals                                                    59
Figure 46 - Interest Rate Risk Guidelines for OTS Thrifts                                     63
Figure 47 - Industry Multiples By Market Capitalization                                       64
Figure 48 - Pennsylvania relative to the Industry                                             65

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

Figure 49 - Recent Standard Conversion Performance                                            66
Figure 50 - Standard Conversion Pro Forma Pricing Multiples                                   67
Figure 51 - Value Range - Full Offering                                                       71
Figure 52 - Value Range Pricing Multiples                                                     72
Figure 53 - Comparable Pricing Multiples to the Bank's Pro Forma Midpoint                     72
Figure 54 - 2001 Standard Conversion Pricing Multiples to the Bank's Pro Forma Midpoint       72
Figure 55 - Pending Standard Conversion Pricing Multiples to the Bank's Pro Forma Midpoint    73

--------------------------------------------------------------------------------------------------

                                List of Exhibits
                                 Reserve Bancorp
                            Pittsburgh, Pennsylvania

   Exhibit
--------------

           1.  Profile of FinPro, Inc.
           2.  Statements of Financial Condition
           3.  Statements of Income
           4.  TFR Reconciliation
           5.  Statements of Retained Earnings
           6.  Statements of Cash Flows
           7.  Selected Financial Data
           8.  Industry Multiples
           9.  Standard Conversions 1999 to Date
          10.  Appraisal Pro Forma September 30, 2001 - Full Offering 12 Months
          11.  Industry Multiples by Size


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

Conversion Valuation Appraisal Report                               Page:  1 - 1
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Introduction

This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") of Reserve Bancorp, Inc. (the "Company") in connection with the Plan of Conversion (the "Conversion") of Mt. Troy Savings Bank, (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank. As part of the Conversion, the Bank will become a wholly owned subsidiary of Reserve Bancorp.

The Conversion will be a full conversion, without a foundation, and entail an 8% Employee Stock Ownership Plan ("ESOP") amortized over 10 years, a 4% Management Recognition Plan ("MRP") amortized over 5 years, conversion related expenses of $361,300 and an investment rate of 3.60% (the 1 year Treasury rate at September 30, 2001) tax adjusted 36% to 2.30%.

It is our understanding that the Company will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans, to Supplemental Eligible Account Holders of the Bank, and to Other Members. This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the financial statements of the Bank's operations for the twelve months ended September 30, 2001, and the Bank's operations and financials for the prior year ended September 30, 2000. We also reviewed the Bank's Application for Approval of Conversion including the Proxy Statement and the Company's Form SB-2 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted due diligence analysis of the Bank and the Company (hereinafter, collectively referred to as "the Bank") and held due diligence related discussions with the Bank's management and board, Stokes & Hinds, LLP (the Bank's independent auditor), Trident Securities, Inc. (the Bank's underwriter), and Malizia, Spidi & Fisch, P.C. (the Bank's special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Conversion Valuation Appraisal Report                               Page:  1 - 2
================================================================================


Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank's estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

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1.  Overview and Financial Analysis

    -------------------------
        GENERAL OVERVIEW
    -------------------------

The Bank, after the Conversion, will be a federally chartered stock savings bank. As of September 30, 2001, the Bank had $44.6 million in total assets, $39.0 million in deposits, $37.7 million in net loans and $5.2 million in equity.

The following table shows the Bank's facilities as of September 30, 2001.

                       FIGURE 1 - CURRENT FACILITIES LIST



                                    Year                          Net Book
                                  Facility     Leased or          Value at
   Building/Office Location        Opened        Owned       September 30, 2001
-------------------------------- ------------ ------------- --------------------

Main Office - 2000 MT Road          1973         Owned            $221,000
--------------------------------

Branch Office - Pittsburgh          1976         Leased           $12,000

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    -------------------------
            HISTORY
    -------------------------

         Mt. Troy Savings Bank (the "Bank") was originally founded in 1891 by the Commonwealth of Pennsylvania and the Mt. Troy Building & Loan. The Bank's deposits are federally insured by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation (the "FDIC'). The Bank is regulated by the OTS and the FDIC.

         The Bank is a community-oriented savings organization, providing traditional retail banking services, one- to four-family residential mortgage loans, and consumer loan products, including home equity, auto, and personal loans. The Bank conducts its operations through its main office and a full service branch office, both located in the North Hills area of Pittsburgh, Pennsylvania.

    -------------------------
       STRATEGIC DIRECTION
    -------------------------

The Bank's business strategy has been to operate as a well-capitalized independent community savings bank dedicated to providing quality service at competitive prices. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of its assets in loans secured by one-to-four family residential real estate located in the Bank's market area, home equity and second mortgage loans. To the extent that new deposits have exceeded loan originations, the Bank has invested these deposits primarily in fixed rate corporate bonds, state and local government obligations, U.S. government and agency obligations and mortgage-backed securities.

Management believes that the Bank benefits from its ability to quickly and effectively provide personal service tailored to customer needs and inquiries, in comparison to many of its local competitors. In 2000, the Bank enhanced its capabilities as a full service community bank with the issuance of debit cards.

While management intends to maintain its community orientation by continuing to emphasize traditional deposit and loan products, primarily single-family residential mortgages, the additional capital provided by the offering will allow the Bank to take steps toward achieving greater growth and profitability. The may use the proceeds of the offering to expand and diversify its business, by increasing its commercial real estate, construction and consumer lending and possibly expanding its branch network. The Bank does not, however, have any current understanding, agreements or arrangements for the expansion of its branch network. In the short term, the Bank will invest the proceeds in short term securities.

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At September 30, 2001, the Bank had total assets, deposits, and equity of $44.6 million, $39.0 million, and $5.2 million, respectively. The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase investment, mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, FHLB advances, the repayment and maturity of loans and sale, maturity and call of securities. The principal source of income is interest on loans and investment and mortgage-backed securities. The principal expense is interest paid on deposits.

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    -------------------------
      BALANCE SHEET TRENDS
    -------------------------

The Bank's balance sheet increased by $2.0 million, or 4.81%, from $42.6 million at September 30, 2000 to $44.6 million at September 30, 2001.

Equity has increased $466 thousand from $4.8 million at September 30, 2000 to $5.2 million at September 30, 2001. The equity to assets ratio is currently 11.74%.



                  FIGURE 2 - ASSET AND RETAINED EARNINGS CHART


                                [GRAPHIC OMITTED]


Source:  Offering Prospectus

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The following tables set forth certain information concerning the financial position of the Bank along with selected ratios at the dates indicated.

                        FIGURE 3 - KEY BALANCE SHEET DATA

                               [GRAPHIC OMITTED]

Source:  Offering Prospectus



                              FIGURE 4 - KEY RATIOS

                               [GRAPHIC OMITTED]

Source:  Offering Prospectus

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    -------------------------
         LOAN PORTFOLIO
    -------------------------

The Bank's loan portfolio has increased by $2.0 million from September 30, 2000 to September 30, 2001, and as a percent of assets, the loan portfolio has increased from 83.80% to 84.54% at September 30, 2001.

                      FIGURE 5 - NET LOANS RECEIVABLE CHART

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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The Bank is primarily a first mortgage real estate lender.

               FIGURE 6 - LOAN MIX AS OF SEPTEMBER 30, 2001 CHART

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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The Bank's loan mix remains heavily weighted in conventional mortgages. The mix has shifted towards construction loans.

                               FIGURE 7 - LOAN MIX

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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    -------------------------
         INVESTMENTS
    -------------------------

The Bank's mortgage-backed securities and investment portfolio decreased $54 thousand to $4.9 million at September 30, 2001.

                           FIGURE 8 - SECURITIES CHART

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Note: The available for sale securities are shown at fair value and the held to maturity securities are shown at amortized cost.

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    -------------------------
    INVESTMENTS AND MORTGAGE-
       BACKED SECURITIES
    -------------------------

The Bank currently invests in mortgage-backed securities, United States government, municipal bonds, corporate bonds, and federal agency securities. The following table illustrates the Bank's investment portfolio.

                            FIGURE 9 - INVESTMENT MIX

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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    -------------------------
         ASSET QUALITY
    -------------------------

The Bank's level of nonperforming loans has decreased from $128 thousand at September 30, 2000 to $74 thousand at September 30, 2001. The Bank's had $0 in real estate owned at September 30, 2000 and 2001. The total nonperforming assets as a percentage of total assets are currently at 0.17%.

                         FIGURE 10 - ASSET QUALITY CHART

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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At September 30, 2001, the Bank's non-performing loan to net loan ratio was
0.20% and the non-performing assets to total assets ratio was 0.17%.

                        FIGURE 11 - NON-PERFORMING LOANS

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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The ALLL has increased from $153 thousand at September 30, 2000 to $166 thousand at September 30, 2001. The Bank's ALLL to loans ratio was 0.44% at September 30, 2001.

         FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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    -------------------------
       FUNDING COMPOSITION
    -------------------------

Overall, deposits have increased from $36.0 million at September 30, 2000 to $39.0 million at September 30, 2001. The Bank does not have any outstanding borrowings at September 30, 2001.

                  FIGURE 13 - DEPOSIT AND BORROWING TREND CHART

                                [GRAPHIC OMITTED]
Source:  Offering Prospectus

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================================================================================


The Bank's deposit mix as of September 30, 2001 is presented below.

                             FIGURE 14 - DEPOSIT MIX

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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    --------------------------
    ASSET/LIABILITY MANAGEMENT
    --------------------------

The following chart depicts the Bank's Net Portfolio Value ("NPV") at September 30, 2001 under all rate shocks. The NPV is well above the 4% capital requirement for all rate shocks.

                         FIGURE 15 - NET PORTFOLIO VALUE

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Based on the OTS grid of interest rate risk, as of September 30, 2001, the Bank has minimum risk as defined by the matrix. The actual matrix is shown in Figure 45 of this document.

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    -------------------------
      NET WORTH AND CAPITAL
    -------------------------

At September 30, 2001, the Bank had capital in excess of the minimum requirements for all capital ratios.

                          FIGURE 16 - CAPITAL ANALYSIS

                               [GRAPHIC OMITTED]


Source:  September 30, 2001, Audited Financial Statements

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    -------------------------
    INCOME AND EXPENSE TRENDS
    -------------------------

The Bank posted net income of $409 thousand for the year ended September 30, 2001, which was $15 thousand lower than the year ended September 30, 2000.

                          FIGURE 17 - NET INCOME CHART

                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

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================================================================================


The interest rate spread decreased for the year ended September 30, 2001 relative to the year ended September 30, 2000.

                      FIGURE 18 - AVERAGE YIELDS AND COSTS

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 22
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The following chart illustrates that the Bank's spread and margin have decreased from the year ended September 30, 2000 to the year ended September 30, 2001.

                       FIGURE 19 - SPREAD AND MARGIN CHART

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 23
================================================================================


The Bank posted actual net income of $409 thousand for the year ended September 30, 2001, compared with $424 thousand for the year ended September 30, 2000. The decline is attributable to a decrease in net interest income and an increase in noninterest expense, which was offset by an increase in noninterest income and decrease in income tax expense.

                       FIGURE 20 - INCOME STATEMENT TRENDS

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 24
================================================================================


The ROAA, consistent with net income, decreased in 2001.

                      FIGURE 21 - PROFITABILITY TREND CHART

                                [GRAPHIC OMITTED]

Source:  Offering Prospectus

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    -------------------------
        LEGAL PROCEEDINGS
    -------------------------

The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank at September 30, 2001 that management expects to have a material effect on the Bank's operations or income.


    -------------------------
       SUBSIDIARY ACTIVITY
    -------------------------

The Bank is permitted to invest in the capital stock of, or originate secured or unsecured loans to, subsidiary corporations. The Bank has no subsidiaries.

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2.  Market Area Analysis

    -------------------------
    MARKET AREA DEMOGRAPHICS
    -------------------------

The following tables summarize the demographics for the Bank's markets. The analysis defines the Bank's market as one market with a 1.0 mile radius around the Bank's two branch offices truncated at the Allegheny River.

                       FIGURE 22 - POPULATION DEMOGRAPHICS

                                [GRAPHIC OMITTED]

Source: Claritas

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================================================================================


                      FIGURE 23 - HOUSEHOLD CHARACTERISTICS

                                [GRAPHIC OMITTED]

Source: Claritas

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    -------------------------
       MARKET AREA DEPOSIT
         CHARACTERISTICS
    -------------------------


The Bank's branches, as mentioned earlier, are located in Pittsburgh, Pennsylvania. Due to the nature of the Bank's service area, the competition was defined as one market with a 1.0 mile radius around the Bank's two branch offices truncated at the Allegheny River.

                        FIGURE 24 - MT. TROY MARKET SHARE

                                [GRAPHICS OMITTED]

Source: Sheshunoff & FDIC data, FinPro calculations.

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3.  Comparisons With Publicly Traded Thrifts


    -------------------------
          INTRODUCTION
    -------------------------

This chapter presents an analysis of the Bank's operations against a Comparable Group of publicly traded savings institutions. The Comparable Group was selected from a universe of 269 public thrifts as of December 12, 2001. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the fair market valuation of the Bank. Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank to-be-issued common stock.

    -------------------------
        SELECTION SCREENS
    -------------------------

When selecting the Comparables, it was determined that the balance sheet size of the institution was of greater importance than geography. The selection screens utilized to identify possible Comparables from the list of 269 public thrifts at December 12, 2001 included:

                               [GRAPHIC OMITTED]

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Applying these criteria against the 269 public thrifts resulted in the following
13 institutions.

                          FIGURE 25 - COMPARABLE GROUP

                               [GRAPHIC OMITTED]


    -------------------------
        SELECTION CRITERIA
    -------------------------

Excluded from the Comparable Group were institutions that were involved in pending mergers or acquisitions. Also, institutions that completed their conversions within the last year were also excluded as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively.

In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. The goal of the selection criteria process is to find those institutions that most closely match those of the Bank. None of the Comparables selected will be exact clones of the Bank.

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================================================================================


The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

                1.       Asset size
                2.       Profitability
                3.       Capital Level
                4.       Balance Sheet Mix
                5.       Operating Strategy
                6.       Date of conversion

1. Asset Size The Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $68.0 million to $126.4 million in total assets with a median of $102.3 million. The Bank's asset size was $44.6 million as of September 30, 2001 and will be $48.9 million on a pro forma basis at the midpoint of the estimated valuation range. One of the critical factors in establishing a comparable group is trading liquidity. Smaller institutions tend not to have adequate liquidity. Therefore, the Comparable Group will be larger than the Bank.

2. Profitability The Comparable Group had a median ROAA of 0.95% and a median ROAE of 6.16% for the most recent quarter available. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.13% to a high of 1.61% while the ROAE measure ranged from a low of 0.65% to a high of 11.30%. The Bank had a ROAA of 0.95% and ROAE of 8.16% for the year ended September 30, 2001.

3. Capital Level The median equity to assets ratio for the Comparable Group was 15.66% with a high of 20.74% and a low of 8.83%. At September 30, 2001, the Bank had an equity to assets ratio of 11.74%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 19.43%.

4. Balance Sheet Mix At September 30, 2001, the Bank had a net loan to asset ratio of 84.54%. The median loan to asset ratio for the Comparables was 76.04%, ranging from a low of 40.55% to a high of 89.97%. On the liability side the Bank's deposit to asset ratio was 87.47% at September 30, 2001 while the Comparable median was 65.39%, ranging from 58.19% to 84.44%. Additionally, the Bank's borrowings to assets ratio was 0.00% as of September 30, 2001 and the Comparable median borrowings to assets ratio was 18.63% with a range of 0.17% to 25.30%.

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5. Operating strategy An institution's operating characteristics are important because they determine future performance. They also affect expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization, and non-financial factors such as management strategies and lines of business.

6. Date of conversion Recent conversions, those completed on or after June 30, 2000, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

    -------------------------
    COMPARABLE GROUP PROFILES
    -------------------------

o Community Investors Bancorp, Inc. CIBI is a SAIF insured institution that had $115.1 million in total assets, is headquartered in Bucyrus, Ohio, and operates 3 branches. CIBI has a equity to assets ratio, 10.34% and the ROAE, 9.20%. CIBI had a deposits to assets ratio of 70.59% and a loans to deposits ratio of 117.00%. Community Investors was selected to the Group based on number of offices, deposits to assets ratio, and equity to assets ratio.

o Crazy Woman Creek Bancorp, Incorporated CRZY is a SAIF insured institution that had the second lowest level of total assets of $68.8 million, is headquartered in Buffalo, Wyoming, and operates 2 branches. CRZY has the second highest equity to assets ratio, 19.71% and the lowest ROAE, 0.65%. CRZY had a deposits to assets ratio of 59.19% and a loans to deposits ratio of 91.79%. Crazy Woman Creek was selected to the Group based on number of offices, deposits to assets ratio, and equity to assets ratio.

o First Nile Financial, Inc. FNFI is a SAIF insured thrift that operates 1 office, is headquartered in Niles, Ohio, and had an asset level of $95.0 million. FNFI had the lowest loans to assets ratio, of 40.55%, and the lowest deposit to asset ratio of 58.19%. FNFI had the third highest equity to assets ratio, 19.36%. It was selected as a comparable based on its asset level, equity to assets ratio, and number of offices.

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================================================================================


o Great Pee Dee Bancorp, Inc. PEDE is a SAIF insured institution with 2 offices, is headquartered in Cheraw, South Carolina, and had total assets of $121.8 million. PEDE had a net interest margin, 3.64%, interest income to average assets ratio, 7.29%, net interest income to average assets ratio, 3.50%, noninterest expense to average assets ratio, 2.45%, asset growth rate, 19.91% and loan growth rate, 22.58%. Great Pee Dee was selected as a comparable based on number of offices, asset size, deposits to assets ratio, borrowings to assets ratio, net interest income to average assets ratio and efficiency ratio.

o Harrodsburg First Financial Bancorp, Inc. HFFB is a SAIF insured institution with 3 offices, is headquartered in Harrodsburg, Kentucky, and had the third highest asset level of the group of $123.7 million. HFFB had a net interest margin, 3.02%, interest income to average assets ratio, 7.13%, net interest income to average assets ratio, 2.94%, and a 2.07% noninterest expense to average assets ratio. Harrodsburg First was selected as a comparable based on number of offices, asset size, deposits to assets ratio, borrowings to assets ratio, net interest income to average assets ratio and efficiency ratio.

o Home Financial Bancorp HWEN is a SAIF insured institution with 2 offices, is headquartered in Spencer, Indiana, and had the lowest asset level of the group of $68.0 million. HWEN had a net interest margin, 4.06%, the highest interest income to average assets ratio, 8.58%, net interest income to average assets ratio, 3.87%, and the highest noninterest expense to average assets ratio, 3.48%. Home Financial was selected as a comparable based on number of offices, asset size, deposits to assets ratio, borrowings to assets ratio, and net interest income to average assets ratio and efficiency ratio.

o Home Loan Financial Corporation HLFC is a SAIF insured institution with 3 offices, is headquartered in Coshocton, Ohio, and had an asset level of $126.1 million. HLFC had the highest net interest margin, 4.13%, interest income to average assets ratio, 7.79%, net interest income to average assets ratio, 3.98%, noninterest expense to average assets ratio, 2.52%, asset growth rate, 11.97% and loan growth rate, 12.35%. Home Loan was selected as a comparable based on number of offices, asset size, deposits to assets ratio, borrowings to assets ratio, and net interest income to average assets ratio.

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o             Horizon Financial Services Corporation HZFS is a SAIF insured institution with 3 offices, headquartered in Oskaloosa, Iowa, and had $88.8 million in assets. HZFS had the highest nonperforming loans to loans ratio, 2.31%, nonperforming assets ratio, 1.85%, and nonperforming assets to equity ratio, 18.85%. Horizon Financial was selected to the Group based on number of offices, asset size, loans to deposits ratio and deposits to assets ratio.

o Kentucky First Bancorp, Inc. KYF is a SAIF insured thrift that is headquartered in Cythiana, Kentucky, operates 2 branches, and had $78.5 million in assets. KYF had a deposits to assets ratio of 67.73% and reserves to loans ratio of 1.03%, and an equity to assets ratio of 16.41%. KYF had a borrowing to assets ratio, 15.04% and an asset growth rate, 23.18%. Kentucky First was included as a comparable based on its interest income to average assets ratio, reserves to loans ratio and loans to assets ratio.

o Lexington B&L Financial Corporation LXMO is a SAIF insured thrift that is headquartered in Lexington, Missouri, operates 3 branches, and had $126.4 million in assets. LXMO had a deposits to assets ratio of 79.22% and reserves to loans ratio of 0.98%, and an equity to assets ratio of 11.52%. LXMO had a borrowing to assets ratio, 8.24% and asset growth rate, 20.58%. Lexington B&L was included as a comparable based on its interest income to average assets ratio, reserves to loans ratio and loans to assets ratio.

o MSB Financial, Inc. MSBF is a SAIF insured institution that operates 2 offices, is headquartered in Marshall, Missouri, and had assets of $92.0 million. MSBF had the highest loans to deposit ratio of 153.04%, and the highest loans to assets ratio of 89.97%. MSBF was selected as a comparable based on number of offices, asset size, deposits to assets ratio and interest expense to average assets ratio.

o StatFed Financial Corporation SFFC is a SAIF insured institution with 3 offices, is headquartered in Clive, Iowa, and had $102.3 million in total assets. SFFC had the lowest regulatory core capital to tangible assets ratio, 6.46% and total capital to risk adjusted assets ratio, 9.84%. SFFC was selected as a comparable based on its deposits to assets ratio, equity to assets ratio and interest income to average assets ratio.

o United Tennessee Bankshares, Inc. UTBI is a SAIF insured institution with 3 offices, is headquartered in Newport, Tennessee, and had assets of $102.3 million. UTBI had the highest intangible assets to equity ratio, 6.99%. UTBI was selected to the group based on its number of offices, loans to assets ratio, NPAs to assets ratio and deposit growth rate.

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All data presented in Figure 26 is from SNL Securities utilizing the most recent quarter for balance sheet and income statement related items. All data for the Bank is from the offering circular.

                      FIGURE 26 - KEY FINANCIAL INDICATORS

                                [GRAPHIC OMITTED]


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                                [GRAPHIC OMITTED]

Source: The Bank Offering Circular, FinPro calculations and SNL Securities

Note: All of the Bank data is at or for the twelve months ended September 30, 2001.

Note:   All of the Comparable data is as of or for the most recent quarter.

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4.  Market Value Determination

    -------------------------
        COMPARABLE GROUP
          ADJUSTMENTS
    -------------------------

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments delineated in this section are made from potential investors' viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. A potential investor includes depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based, but the major ones utilized for purposes of this report include:

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        o        Balance Sheet Strength
        o        Asset Quality
        o        Earnings Quality, Predictability and Growth
        o        Dividends
        o        Liquidity of the Issue
        o        Recent Regulatory Matters
        o        Market for Seasoned Thrift Stocks
        o        Acquisition Market
        o        Management
        o        Market Area
        o        Interest Rate Risk
        o        Subscription Interest
        o        Offering Size

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. Adjustments, up or down, to the Comparable Group median multiple values are made based on the comparison of the Bank to the Comparable Group.

The Bank's value is further adjusted for other adjustments as shown in Section
5. The resultant values are then compared to recent conversions, state totals, and national totals for reasonableness and appropriateness.

After adjusting the Bank's market value in relation to the Comparable Group, consideration was given to the type of conversion the Bank is undertaking. In this particular case it was appropriate to compare and adjust the Bank's market value in relation to the performance of other fully converted institutions.

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    -------------------------
     BALANCE SHEET STRENGTH
    -------------------------

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as bank liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following tables summarize the key financial elements of the Bank measured against the Comparable Group.

                       FIGURE 27 - KEY BALANCE SHEET DATA

                                [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations

          Asset Composition - The Bank's net loan to asset ratio of 84.54% is above with the Comparable Group median of 76.04%.

          Funding Mix - The Bank is funded through deposits, 87.47% of assets. The Comparable Group has ratios of 65.39% and 15.66% respectively, and a borrowings to asset ratio of 18.63%.

          Liquidity - The liquidity of the Bank and the Comparable Group appear similar and were sufficient to meet all regulatory guidelines.


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         The Bank is at an advantage with respect to deposit growth rate, but assets and loans have not grown as quickly as the Comparable Group median.

                      FIGURE 28 - BALANCE SHEET GROWTH DATA

                                [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations


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                            FIGURE 29 - CAPITAL DATA


                               [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations

          Capitalization - The Comparable Group's median equity to assets ratio of 15.66% is higher than the Bank's ratio of 11.74%. The Bank's pro forma equity to assets ratio is projected to be 15.19% at the midpoint of the valuation range.

          Intangible Levels - One of the most important factors influencing market values is the level of intangibles that an institution carries on its books. Thrifts trade more on tangible book than on book. Four of the Comparables have intangible assets. The Bank had no intangible assets.

The Bank's loan to asset and deposit to asset ratios are higher than the Comparable Group median. The Bank has no borrowings and less equity, as a percentage of assets, than the Comparable Group. The Bank's total assets are 56.37% less than the Comparable median. Based on these factors, a slight upward adjustment is warranted for balance sheet strength.

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    -------------------------
          ASSET QUALITY
    -------------------------

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned ("REO") and levels of Allowance for Loan and Lease Losses ("ALLL") in assessing the attractiveness of investing in the common stock of an institution.


                         FIGURE 30 - ASSET QUALITY TABLE

                                [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations

The Bank has a lower level of non-performing loans ("NPL") to total loans at 0.20% when compared to the Comparable Group median at 0.94%. The Bank had a non-performing assets to assets ratio of approximately 0.17%, which was lower than the Comparable median of 0.55%. The Bank's reserve level, 0.44% of total loans, is below the Comparable median of 0.74% of loans. The Bank's level of reserves to NPL's, at 224.32%, is more than twice that of the Comparable Group, at 98.45%. The Bank's stronger asset quality warrants a slight upward adjustment.

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    -------------------------
       EARNINGS QUALITY,
    PREDICTABILITY AND GROWTH
    -------------------------

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

        o        net interest income
        o        loan loss provision
        o        non-interest income
        o        non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

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The Bank posted net income of $409 thousand for the fiscal year ended September
30, 2001.

                          FIGURE 31 - NET INCOME TREND

                                [GRAPHIC OMITTED]

Sources:  Offering Circular

          FIGURE 32 - RETURN ON AVERAGE ASSETS AND AVERAGE EQUITY TREND

The Bank's return on average and equity for the fiscal year ended September 30, 2001 was 0.95% and 8.16%, respectively.

                               [GRAPHIC OMITTED]


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The return on average assets and return on average equity ratios are higher than the Comparable Group medians.

                         FIGURE 33 - PROFITABILITY DATA

                               [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations

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                        FIGURE 34 - INCOME STATEMENT DATA

                                [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations

Compared to the Comparable Group average, the Bank's yield on assets was 8 basis points higher and the cost of funds was 12 basis points lower. The 8 basis point net interest income advantage is increased by an 11 basis point noninterest income advantage, which is partially offset by a 4 basis point noninterest expense disadvantage.

Taken collectively, the income of the Bank can be measured by the efficiency ratio, where the Bank has an advantage of 207 basis points as compared to the Comparable median.

Currently, investors are focusing on earnings sustainability as the interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks can not easily replace lost spread and margin with balance sheet growth.

Based on the above factors and the Bank's historical earnings performance, a slight upward adjustment is warranted to the market value for earnings.

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    -------------------------
          DIVIDENDS
    -------------------------

Historically, banks have not established dividend policies immediately at or after conversion to stock ownership. Rather, newly converted institutions, in general, have preferred to establish an earnings track record, fully invest the conversion proceeds, and allow for seasoning of the stock before establishing a dividend policy. In the late 1980's and early 1990's however, there was a tendency toward initiating dividend policies concurrent with the conversion as a means of increasing the attractiveness of the issue and to utilize the proceeds.

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Recent pressures on ROE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in this regard.

                            FIGURE 35 - DIVIDEND DATA

                                [GRAPHIC OMITTED]


Sources:  SNL and Offering Circular Data, FinPro Computations

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All twelve Comparable institutions had declared dividends. The median dividend payout ratio for the Comparable Group was 47.22%, ranging from a high of 177.78% to a low of 21.18%. The Bank on a pro forma basis (at the mid point of the value range) will have an equity to assets ratio of 15.19% compared to the Comparable Group's median of 16.04%. It will therefore, be able to afford to pay dividends. As such, no adjustment is indicated for this factor.

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    -------------------------
     LIQUIDITY OF THE ISSUE
    -------------------------

The Comparable Group is by definition composed only of companies that trade in the public markets with ten of the Comparables trading on NASDAQ and one on AMSE. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

                     FIGURE 36 - MARKET CAPITALIZATION DATA

                               [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations


The market capitalization values of the Comparable Group range from a low of $5.72 million to a high of $21.62 million with a median market capitalization of $11.98 million. The Bank expects to have $5.25 million of market capital at the midpoint on a pro forma basis. Additionally, the Bank is expected to trade "over-the-counter".

A downward adjustment for this factor appears warranted, due to the low level of market capital.

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The following figures illustrates that the is a clear correlation between the amounts of market capitalization and the pricing multiples.

 FIGURE 37 - PRICING MULTIPLES OF FULLY CONVERTED THRIFTS TO PINK SHEET THRIFTS

                               [GRAPHIC OMITTED]

As Figure 37 demonstrates, pink sheet thrifts traded at a discount of 32.20% on a tangible book basis, however a premium of 52.21% on a earnings basis compared to non-pink sheet thrifts.

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    -------------------------
    RECENT REGULATORY MATTERS
    -------------------------

Regulatory matters influence the market for thrift conversions. Much of the recent regulatory activity has centered on limiting the availability of capital market alternatives available to recently converted institutions. The major limitation is discouraging capital redistribution.

In addition, regulators have historically focused on the price appreciation of newly converted institutions' stock prices. As such, appraisal values were driven up to record levels in early 1998.

The rapid decline of thrift stock prices in the third quarter of 1998, coupled with the collapse of the market for second step conversions in the August-September 1998 timeframe, has driven potential investors from thrift stocks. The result is that early 1999 conversions were under-subscribed and many have not experienced price appreciation in the aftermarket. Recognizing this trend, the regulators have approved the stock buyback applications for institutions trading below its IPO price.

Although helpful, this action in and of itself was not been enough to stir a recovery in the thrift market for recently converted institutions.

In an interim ruling, the OTS loosened the repurchase limitations for newly converted institutions. Under the interim ruling, the OTS has capped the amount of buybacks than a newly converted institution can repurchase to 5% within one year of converting, but removes restrictions thereafter. Furthermore, the interim rule eliminates any dilutive impact for waived dividends for MHCs. In addition, the OTS has a proposed rule outstanding which could materially impact the bank going forward, particularly as it relates to limited stock repurchases, limited sale of control availability, and possibly artificially high targets for rates of return.

As such, a slight downward adjustment for this measure is warranted.

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    --------------------------
    MARKET FOR SEASONED THRIFT
            STOCKS
    --------------------------

Trading multiples for all public thrifts as of December 12, 2001 is provided in
Exhibit 8. A common measure utilized as a proxy for the performance of the thrift industry is the SNL thrift index graphically shown below and tabularly shown on the following page:

                       FIGURE 38 - SNL THRIFT INDEX CHART

                                [GRAPHIC OMITTED]

Source:  SNL Securities

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                        FIGURE 39 - HISTORICAL SNL INDEX

                                [GRAPHIC OMITTED]
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                               [GRAPHIC OMITTED]

Source:  SNL Securities

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                           FIGURE 40 - EQUITY INDICES

                                [GRAPHIC OMITTED]

Source:  SNL Securities

As the following figures demonstrate, the SNL Thrift index has materially diverged from the S&P and DJIA over the past two to three years, reflecting the investment community's apparent disfavor with thrift stocks at this time. However, within the last half-year, the thrift stocks are again riding on the S&P and DJIA averages, reflecting the investment community's favorable view of thrift stocks.

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                      FIGURE 41 - HISTORICAL MARKET INDICES

                                [GRAPHIC OMITTED]

         Source:  SNL Securities

As Figures 48, 49 and 50 illustrate, the performance of the SNL index was robust through 1994, 1995, 1996, 1997 and the first half of 1998. The dip in the index, occurring in late 1994, was the product of the interest rate rise during that period along with the overall uneasiness in the stock market in general. In August and October 1998, the indices experienced a dramatic dip in value. In 2001, the SNL index rebounded due to the decreasing rate environment. The S&P 500 index and the Dow Jones Industrial Average lost 13.86% and 8.28% respectively, between September 30, 2001 and December 31, 2000, however the SNL Thrift Index increased 1.18% over the same time period.

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                          FIGURE 42 - HISTORICAL RATES

                                [GRAPHIC OMITTED]

Source:  Federal Reserve Bank of New York

As the Figures 40 and 42 demonstrate, the rate rise in late 1994 correlates closely to the fall in thrift prices. The drop in rates in 1995 was one of the primary drivers of the rapid rise in the SNL index.

A slight downward adjustment for this measure is warranted. The Bank will require time to adequately invest the proceeds from the offering and additionally, there have been limited price appreciations in the market despite the lowered conversion pricing multiples (see Figures 49 and 50).

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    -------------------------
       ACQUISITION MARKET
    -------------------------

The following chart illustrates that acquisitions have dwindled. Current acquisition pricing multiples provide little incentive for potential targets to sell.

                   FIGURE 43 - DEALS FOR LAST TWENTY QUARTERS

                               [GRAPHIC OMITTED]


Note:    The third quarter of 2001 is through November 28.
Source:  SNL Securities

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In general, deal multiples have declined between 1997 and 2000. Multiples have rebounded from the 2000 lows.

                           FIGURE 44 - DEAL MULTIPLES

                                [GRAPHIC OMITTED]

Source:  SNL Securities

Five thrift acquisitions have occurred in Pennsylvania since January 1, 2000. Three of the deals were of comparable size to the Bank.

                   FIGURE 45 - 2000 PENNSYLVANIA THRIFT DEALS

                               [GRAPHIC OMITTED]

The Bank will be unavailable for acquisition for a period of three years following its conversion. The Comparable Group has been screened to attempt to eliminate stocks with speculation included in their pricing. As such, no adjustment is warranted for this factor.

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    -------------------------
     ADJUSTMENTS TO VALUE IN
    RELATION TO THE COMPARABLE
            GROUP
    -------------------------



Overall, FinPro believes that the Bank pro forma market value should be discounted relative to the Comparable Group, reflecting the following adjustments.

Key Valuation Parameters                                    Valuation Adjustment
----------------------------------------------------------- --------------------

Balance Sheet Strength                                       Slight Upward

Asset Quality                                                Slight Upward

Earnings Quality, Predictability and Growth                  Slight Upward

Dividends                                                    No Adjustment

Liquidity of the Issue                                       Downward

Recent Regulatory Matters                                    Slight Downward

Market for Seasoned Thrift Stocks                            Slight Downward

Acquisition Market                                           No Adjustment


As a result of all the factors discussed, a full offering at a 30% discount on a price to book basis, and a 28% discount on a core earnings basis, appears to be reasonable.

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5.       Other Factors

    -------------------------
          MANAGEMENT
    -------------------------

Based on the current low number of employees, the lack of management, and additional work burden on existing employees, a slight adjustment downward appears to be warranted for this factor.

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    -------------------------
          MARKET AREA
    -------------------------

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. Specifics on the Bank's markets were delineated in
Section 2 - Market Area Analysis. The following are discussions with respect to the various data sets utilized for the market analysis.

         Demographic Data - The Bank's one market encompass 6,057 households and 13,768 people, or 1.15% and 1.10%, respectively, of Allegheny County, Pennsylvania totals. The average population density is 3,672 people per square mile, or almost two times the county density of 1,709 people per square mile. The average household income for the market is $35,376, or 16.27% below Allegheny county average of $57,438.

         Competitive Data - The Bank's markets have experienced a deposit decline over the past five years of $33.7 million, or 12.54%, respectively. The Bank's deposits have grown from $31.8 million to $38.7 million, or 16.27%, over the same five year period.

Based on these factors no adjustment is warranted for this factor.

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    -------------------------
       INTEREST RATE RISK
    -------------------------

As a result of the recent rise in interest rates, coupled with the regulatory scrutiny of institutions regarding asset/liability management, the level of interest rate risk in an institution's balance sheet could cause significant changes in that institutions level of income. As such, adjustments to the multiples should be made based on the level of interest rate risk.

The following figure, as prepared by the OTS, measures an institutions level of interest rate risk by girding the post shock NPV Ratio at +/- 200 basis points against the interest rate sensitivity measure at +/- 200 basis points. The grid provides four levels of risk ranging from "Minimum Risk" to "Moderate Risk" to "Significant Risk" to "High Risk", with "High Risk" being the most risk and "Minimum Risk" being the least risk.

            FIGURE 46 - INTEREST RATE RISK GUIDELINES FOR OTS THRIFTS

                                [GRAPHIC OMITTED]

Based on the September 30, 2001 OTS results, the Bank would be classified as "Minimum Risk". The additional capital should improve the Bank's position by increasing the Bank's NPV ratio, all other things remaining constant. The Bank's market value should be adjusted upward for its interest rate risk profile.

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    -------------------------
          OFFERING SIZE
    -------------------------

The amount of market capitalization, affects the pricing of an institution as small cap companies suffer from weak liquidity, limited research and press coverage, limited resources and the lack of economies of scale. The following figure illustrates that there is a clear correlation between the amounts of market capitalization and the price to book and price to tangible book multiples. The price to earnings multiple is relatively consistent across the segments.

             FIGURE 47 - INDUSTRY MULTIPLES BY MARKET CAPITALIZATION


                                [GRAPHIC OMITTED]

Source:  SNL Securities, FinPro calculations

As the Bank is expected to have market capitalization of just $5.25 million, or the smallest market capital relative to the comparable group and only one half of the comparable medium, a downward adjustment is warranted for offering size.

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    -------------------------
             STATE
    -------------------------

The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations. Furthermore, many investors like to invest in local organizations that can be easily followed through the local newspapers and "word-of-mouth", and the sophistication and financial resources vary from state to state.

The following figure illustrates that, according to the Pennsylvania and the national medians, fully converted Pennsylvania thrifts trade at slightly discount on a book basis, however at a slight premium on earnings relative to the national levels.

                FIGURE 48 - PENNSYLVANIA RELATIVE TO THE INDUSTRY

                                [GRAPHIC OMITTED]

Source:  SNL Securities, FinPro calculations

Based on the lower trading multiples of other fully converted Pennsylvania thrifts relative to the national levels, a slight downward adjustment is warranted.

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    -------------------------
      SUBSCRIPTION INTEREST
    -------------------------

Through 1996 and 1998, stock appreciation for thrift stocks attracted a significant level of attention. The market for public offerings was driven by the lack of supply of stocks to meet the demand created primarily by the growth of mutual funds. Thrift IPOs received a greater amount of attention due to the price "pops" of standard conversions. 2001 conversion performance is substantially better than 1999 and 2000.

               FIGURE 49 - RECENT STANDARD CONVERSION PERFORMANCE

                                [GRAPHIC OMITTED]

Source:  SNL Securities, FinPro calculations

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This increase in appreciation levels occurred consistent with a corresponding increase in conversion pricing. Pricing multiples increased in 2001 from its 2000 level. The median pro forma price to book multiples for 2001 was 59.66%, compared to 52.42% in 2000.

           FIGURE 50 - STANDARD CONVERSION PRO FORMA PRICING MULTIPLES

                                [GRAPHIC OMITTED]

Source:  SNL Securities and FinPro calculations

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Finally, comparing the Banks multiples at the midpoint to the only other outstanding full conversion in process, Allied Financial Bancorp., City Savings Financial Corp., Clover Leaf Financial Corp., and Heritage Bancshares Inc. The Bank is priced at a discount on a P/E basis and a premium on a P/B basis.


                                [GRAPHIC OMITTED]


No adjustment for subscription interest is warranted for the decline in the IPO pricing multiples at this time.

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                Adjustments to Value in Relation to Other Factors


Overall, FinPro believes that the Bank pro forma market value should be discounted relative to other comparisons, reflecting the following adjustments.

Key Valuation Parameters                                    Valuation Adjustment
----------------------------------------------------------- --------------------

Management                                                   Slight Downward

Market Area                                                  No Adjustment

Interest Rate Risk                                           No Adjustment

Offering Size                                                Downward

State                                                        Slight Downward

Subscription Interest                                        No Adjustment


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6.  Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, four key pricing multiples were considered. The four multiples include:

         Price to core earnings ("P/E")

         Price to tangible book value ("P/TB")

         Price to book value ("P/B")

         Price to assets ("P/A")

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in
Exhibit 10.

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group, all Pennsylvania public thrifts, all publicly traded thrifts and the recent (1998 to date) standard conversions were assessed.

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B approach had gained in importance and is utilized frequently as the benchmark for market value. It is interesting to note that the P/B approach is more of a benchmark than a reliable valuation technique. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Most recently, the P/E approach has regained favor among investors.

As such, in estimating the market value for the Bank, equal emphasis was placed on the P/TB approach and the P/E approach. The P/B was given much less weight and the P/A ratio was not given much weight at all.

In terms of the market multiples, most weight was given to the Comparable Group. The second highest weight was afforded to recent standard conversions. Less weight was ascribed to all public thrifts and all Pennsylvania thrifts. The multiples for the Comparable Group, all publicly traded thrifts, and Pennsylvania publicly traded thrifts are shown in Exhibit 8.

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    -------------------------
     FULL OFFERING VALUE IN
     RELATION TO COMPARABLES
    -------------------------

Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint for a full standard conversion is estimated to be $5,250,000. Based upon a range below and above the midpoint value, the relative values are $4,462,500 at the minimum and $6,037,500 at the maximum respectively. At the supermaximum of the range the offering value would be $6,943,313.

At the various levels of the estimated value range, the full offering would result in the following offering data:

                     FIGURE 51 - VALUE RANGE - FULL OFFERING

                                [GRAPHIC OMITTED]

Source:  FinPro Inc. Pro forma Model

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                    FIGURE 52 - VALUE RANGE PRICING MULTIPLES

                                [GRAPHIC OMITTED]


This equates to the following multiples:

    FIGURE 53 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT

                                [GRAPHIC OMITTED]

Source:  FinPro Calculations

As Figure 53 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 27.55% on a core earnings basis. A discount of 34.82% is applied to the Bank relative to the Comparable Group on a price to tangible book basis.

      FIGURE 54 - 2001 STANDARD CONVERSION PRICING MULTIPLES TO THE BANK'S
                               PRO FORMA MIDPOINT

                               [GRAPHIC OMITTED]

Source:  FinPro Calculations

As Figure 54 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 4.66% on a tangible book basis relative to the 2001 Standard Conversion multiples, however at a premium of 7.38% on a core earnings basis.

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     FIGURE 55 - PENDING STANDARD CONVERSION PRICING MULTIPLES TO THE BANK'S
                               PRO FORMA MIDPOINT

                                [GRAPHIC OMITTED]

Source: FinPro Calculations


As Figure 55 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a premium of 1.63% on a tangible book basis relative to the Pending Standard Conversion multiples, however at a discount of 19.06% on a core earnings basis.

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    -------------------------
      VALUATION CONCLUSION
    -------------------------

It is, therefore, our opinion that as of December 05, 2001 the estimated pro forma market value of the Bank in a full offering is $5,250,000 at the midpoint of a range with a minimum of $4,462,500 to a maximum of $6,037,500 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or supermaximum value in a full offering is $6,943,130. The stock will be issued at $10.00 per share.

Pro forma comparisons of the Bank's value range with the Comparable Group, all public thrifts, and Pennsylvania public thrifts are shown in Exhibit 10.



                           [EXHIBITS 1 - 11 OMITTED]